Exhibit 99.1

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[LOGO]	Celestica Option Exchange

LUNCH AND LEARN

[LOGO]	Option Exchange

The purpose of this option exchange package is to provide information to help you begin to consider whether you will want to tender your options in our proposed Option Exchange Program.

We have not commenced the Option Exchange Program.  We strongly advise you to read the tender offer statement when you receive it — which we expect to distribute on June 13 - before electing whether to participate in the Option Exchange Program.  We will be filing the tender offer statement and other documents related to the program with the Securities and Exchange Commission (SEC).  These documents will contain important information.  You may obtain copies of these documents for free at the SEC website located at www.sec.gov or Celestica’s website at www.celestica.com after they are filed.

This package is only for educational purposes. The actual Option Exchange Program is expected to run between June 13 and July 11.  You are not required to take any action until that time.

[LOGO]	OPTION EXCHANGE

The purpose of this Lunch and Learn is to :

•                  Assist those who are considering tendering their options

•                  Review process for tendering

•                  Address any Questions

•                  We are not here to explain the “why’s and “how’s” behind the Option Exchange Program

Please refer to the Program Overview and the Q&A’s mailed to you at the end of May 2005 along with your Personal Statement

What is the Option Exchange Program?

•                  Celestica will offer to purchase all eligible outstanding stock options (vested and non-vested) for US$1 each.

•                  The options eligible for this program may have been granted at any time, but must have been issued under the Long-Term Incentive Plan (LTIP) or any of the plans we assumed from MSL and must have an exercise price of US$30 (or $40 CDN) or greater.

•                  The expected duration of the Option Exchange Program is from June 13, 2005 to July 11, 2005.

•                  The number of options granted to you that are eligible for this program are identified on your personal statement.

More information on the proposed Option Exchange Program can be found on pages 14 and 15 of the 2005 Management Information Circular which is available on Celestica’s website, www.celestica.com.

What are my choices?

•                  The Option Exchange Program will be a one-time opportunity for you to receive cash in exchange for certain stock options that are currently underwater.

•                  You can choose to exchange all of the outstanding stock options listed on your personal statement.  If you do this:

•                  You will receive US$1 for each eligible stock option

•                  These options will be cancelled.

•                  If you choose not to take part, you keep your stock options under the same conditions they were awarded until you exercise them or they expire.

•                  You must decide to either exchange all eligible options or decline to participate in the program

•                  The program is voluntary and the choice is up to you.

Why is Celestica conducting an Option Exchange?

•                  Due to our share price decline since the high tech bubble, Celestica has a large number of outstanding stock options valued higher in proportion to all Celestica shares in the market.

•                  These shares are called “overhang”.  Currently, Celestica has a larger overhang than shareholders typically find acceptable.

•                  By purchasing back stock options that are significantly underwater,

•                  Celestica will reduce our overhang to more acceptable levels

•                  Helps us improve shareholder perception

•                  Will make more options available for future grants

•                  This offer is not a negative reflection of Celestica’s confidence in its future.  All efforts are aimed at increasing the share price over time.  In the meantime, the company would like to provide eligible option holders the opportunity to receive immediate value for their underwater options.

Details of the Option Exchange Program

•                  For employees who choose to participate in the program, tax information has been prepared on a country-by-country basis.  General tax information will be posted on the Global HR intranet site.

•                  You are encouraged to obtain advice from an external advisor regarding your personal financial situation.

•                  You can choose to tender all of your eligible options or you can opt to decline to participate in the Option Exchange Program.

•                  The payment of funds from the option exchange for employees eligible to receive less than US$10,000 is expected to be in August/September, 2005 once all of the responses have been consolidated.

•                  Payments will be made in local currency based on the average foreign currency exchange daily rate for the month of June 2005.

•                  Payment of a portion of the option exchange funds will be deferred for anyone eligible to receive more than US$10,000 in the Option Exchange Program.

[LOGO]	TERMINATION PROVISIONS

What happens if I leave Celestica before the offer?

Voluntary Resignation or Termination With Cause

If you voluntarily resign from Celestica or are terminated with cause prior to June 13, 2005, you will not be eligible to participate.

Retirement

Employees who retire after March 31, 2005 are eligible to participate in the program.

Termination Without Cause/Leave of Absence

Employees who take a leave of absence, are on disability, or are terminated by Celestica without cause, will be eligible for the program if they are actively employed on June 13, 2005.

What happens if I leave Celestica after the offer commences but before the payment?

•                  If you have less than 10,000 options:

•                  Once you have tendered your options you will receive your payment at the same time as all other employees.

•                  If you have more than 10,000 options:

Initial Payment: Once you have tendered your options you will receive your payment at the same time as all other employees.

Deferred Payment:

Voluntary Resignation or Termination with Cause: If you voluntarily resign or are terminated with cause after the initial payment, but prior to the deferred payment, you will not receive the deferred payment.

Termination Without Cause/Retirement/Death: The deferred payment will be made after the termination date.

[LOGO]	OPTION EXCHANGE

Payment and Tax Treatment for Under 10,000 Options Example

Value of Options = CAD$8,000

Payment Treatment :

•	Total Stock Option Benefit is $8,000 (subject to Fed Tax / EI / CPP)
•	For tax purposes the employee is eligible for a 50% Stock Option Deduction
•	Amount Subject to Tax	$8,000 x 50% = $4,000
•	Total Tax Payable	$4,000 x 46.41% = $1,856.40
•	After Tax Amount	$8,000 – $1,856.40 = $6,143.60

T4 Summary:

Total Gross amount of $8,000 is considered Employment Income (Box 14)

Stock Option Benefit of $8,000 (Box 38)

Stock Option Deduction (50%) of  $4,000 (Box 39)

Payment and Tax Treatment for Over 10,000 Options Example

Value of Options = CAD$15,000

Payment Treatment :

•	Total Stock Option Benefit is $15,000 (subject to Fed Tax / EI / CPP)
•	For tax purposes the employee is eligible for a 50% Stock Option Deduction
•		Amount Subject to Tax	$15,000 x 50% = $7,500
•		Total Tax Payable	$7,500 x 46.41% = $3,480.75
•		After Tax Amount	$15,000 – $3,480.75 = $11,519.25

	1st Installment	• $5,759.63 ($11,519.25 / 2 = $5,759.63)
• Payment to be made in July or August 2005

	2nd Installment	• $5,759.62 plus interest
• Interest payment is calculated at an annual rate of 2.5% compounded annually from the 1st installment
• 2nd Payment will be made on the first payroll date following the 3rd anniversary of the Option Exchange close (July 2008)

T4 Summary:

Total Gross amount of $15,000 is considered Employment Income (Box 14)

Stock Option Benefit of $15,000 (Box 38)

Stock Option Deduction (50%) of  $7,500 (Box 39)

Important points to note:

•                  The tax on the gross amount will be deducted and paid in full in 2005

•                  If you voluntarily resign from Celestica or are terminated with cause prior to the 2nd payment:

•                  You will forfeit the 2nd installment

•                  According to CRA, you are not entitled to a refund of tax paid and calculated on the gross amount

[LOGO]	NEXT STEPS

How do I participate in the program?

•                  On June 13, we will send you an offer to purchase, a letter of transmittal (election form) and other documents via email or via your site HR contact.  These documents will also be filed with the Securities and Exchange Commission (SEC). On that date, translated versions of the election documents will also be posted on the Global HR intranet site:
•      http://clsdb01.ca-chq.celestica.com/global/comm/homepage/corp_hr_hp.nsf

•                  If you choose to participate in the program, you will need to complete the letter of transmittal (election form) and return using the HR drop box at 844 or 1150

If the form is not returned prior to the close of business on July 11, it will be assumed that you’ve elected not to participate in the program and will therefore not receive any payment.

What if I elect not to participate?

•                  If you elect not to participate in the program, you are still requested to check the appropriate box on the letter of transmittal (election form),  and return using the HR drop box at 844 or 1150

Who do I contact if I have any questions?

•                  If you have any questions prior to or during the program, you can contact:

1	Towers Perrin:

	Telephone:	Canada, US: 877-480-3585
	Fax:	011 44 117-984-4622
	E-mail:	Canada, US & Mexico: celesticana@towers.com

OR

2	Your site representative:

Bev Reynolds - payroll@celestica.com